Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement (No. 333-272068) on Form S-1 of our report dated March 17, 2023, (June 5, 2023, as to the effects of the stock split described in Note 17) relating to the financial statements of CAVA Group, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

June 5, 2023